Exhibit 3.1

BRAG HOUSE HOLDINGS, INC.

CERTIFICATE OF DESIGNATION

OF

SERIES C CONVERTIBLE PREFERRED STOCK

Brag House Holdings, Inc., a Delaware corporation (the “Corporation”), does hereby certify, in accordance with Section 151 of Title 8 of the Delaware General Corporation Law (“Delaware Law”), that the following resolutions were duly adopted pursuant to the authority of the Board of Directors (the “Board”) of the Corporation under the Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”).

WHEREAS, on October 12, 2025, the Corporation entered into that certain Merger Agreement (the “Merger Agreement”) with House of Doge Inc., a Texas corporation and Brag House Merger Sub, Inc., a Delaware corporation; and

WHEREAS, Section 7.22 of the Merger Agreement requires the Corporation to adopt, effectuate and file this Certificate of Designation of Series C Convertible Preferred Stock (this “Certificate of Designation”).

NOW THEREFORE, in consideration of the mutual promises and obligations contained herein, the Corporation, intending to be legally bound, and incorporating its recitals set forth herein, hereby agrees to the following recitals and as follows:

RESOLVED, that, pursuant to the terms and provisions of this Certificate of Designation, the Corporation hereby designates and creates a series of its authorized shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), designated as Series C Convertible Preferred Stock, which such series of Preferred Stock shall be subject to the rights, preferences and limitations as follows:

FIRST: that, of the 25,000,000 shares of Preferred Stock authorized to be issued pursuant to the Certificate of Incorporation, 65 shares of Preferred Stock are hereby designated as “Series C Convertible Preferred Stock.” The rights, preferences and limitations granted to, and imposed upon, the Series C Convertible Preferred Stock are as set forth below.

SECOND: that the foregoing determination of the rights, preferences and limitations of the Series C Convertible Preferred Stock was duly adopted by the Board in accordance with Delaware Law.

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Approval Effective Date” shall have the meaning set forth in Section 4.

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(c).

“Board” shall have the meaning set forth in the Preamble.

“Buy-In” shall have the meaning set forth in Section 6(i).

“Certificate of Designation” shall have the meaning set forth in the Recitals.

“Certificate of Incorporation” shall have the meaning set forth in the Preamble.

“Common Stock” means the Corporation’s common stock, par value $0.0001 per share.

“Conversion” shall have the meaning set forth in Section 6.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Rate” means 5,000,000.

“Conversion Shares” means, collectively, all shares of Common Stock issuable upon conversion of the shares of the Series C Convertible Preferred Stock in accordance with the terms hereof.

“Corporation” shall have the meaning set forth in the Preamble.

“Delaware Law” shall have the meaning set forth in the Preamble.

“Delivery Date” shall have the meaning set forth in Section 6(a).

“DTC” shall have the meaning set forth in Section 6(a).

“DWAC” shall have the meaning set forth in Section 6(a).

“Exchange Act” shall have the meaning set forth in Section 6(c).

“Holder” means each such Person that owns shares of Series C Convertible Preferred Stock from time to time.

“Liquidation” shall have the meaning set forth in Section 5.

“Merger Agreement” shall have the meaning set forth in the Recitals.

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock.

“Original Issue Date” means the date of the first issuance of any shares of Series C Convertible Preferred Stock under the terms of the Merger Agreement.

“Person” shall mean an individual, partnership, association, limited liability company, trust, unincorporated organization, government or agency or political subdivision thereof, or any other legal entity.

“Preferred Stock” has the meaning set forth in the Recitals.

“Purchase Rights” has the meaning set forth in Section 6(e).

“Senior Securities” has the meaning set forth in Section 5.

“Series C Convertible Preferred Stock” has the meaning set forth in the Recitals.

Section 2. Designation and Amount. 65 shares of Preferred Stock of the Corporation are designated as Series C Convertible Preferred Stock. The issuance of fractional shares of Series C Convertible Preferred Stock is hereby expressly permitted.

Section 3. Dividends. Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of Series C Convertible Preferred Stock equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. No other dividends shall be paid on shares of Series C Convertible Preferred Stock.

Section 4. Voting Rights. Except as required by law, the listing rules of any applicable exchange, or the bylaws of the Corporation, Holders of Series C Convertible Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series C Convertible Preferred Stock are convertible. Notwithstanding anything to the contrary herein, the Holders of Series C Convertible Preferred Stock may not vote any of their shares of Series C Convertible Preferred Stock on an “as converted basis” that would be in excess of 4.99% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such Conversion) as of the close of business on the date established by the Board for determining which holders of record of Common Stock are entitled to vote on any such matter presented to the stockholders for vote thereon.. Except as provided by law, or any applicable exchange, or by the other provisions of this Certificate of Designation, the Holders shall vote together with the holders of shares of Common Stock as a single class. However, for as long as any shares of Series C Convertible Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series C Convertible Preferred Stock, (i) alter or change adversely the powers, preferences or rights given to the Series C Convertible Preferred Stock or alter or amend this Certificate of Designation, (ii) amend its Certificate of Incorporation or other charter documents in any manner that adversely affects any rights of the Holders of Series C Convertible Preferred Stock, or (iii) enter into any agreement with respect to any of the foregoing.

Section 5. Ranking; Liquidation. The Series C Convertible Preferred Stock shall rank: (i) senior to all of the Common Stock; (ii) senior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms junior to any Series C Convertible Preferred Stock; (iii) on parity with the other existing series of the Corporation’s Preferred Stock, as well as any class or series of capital stock of the Corporation created specifically ranking by its terms on parity with the Series C Convertible Preferred Stock; and (iv) junior to any class or series of capital stock of the Corporation existing as of the date hereof or hereafter created specifically ranking by its terms senior to any Series C Convertible Preferred Stock (“Senior Securities”), in each case, as to dividends or distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily. Notwithstanding anything herein to the contrary and subject to any superior liquidation rights of the holders of any existing class of Preferred Stock or Senior Securities of the Corporation, and the rights of the Corporation’s existing and future creditors, upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation legally available for distribution, if any, the same amount that a holder of Common Stock would receive if the Series C Convertible Preferred Stock were fully converted (disregarding for such purposes any conversion limitations hereunder) to Common Stock, which amounts shall be paid pari passu with all holders of Common Stock. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.

Section 6. Conversion. Holders of Series C Convertible Preferred Stock shall have the following rights with respect to the conversion (“Conversion”) of the Series C Convertible Preferred Stock into shares of Common Stock:

(a) Conversions at Option of Holder. Subject to and in compliance with the provisions of this Section 6, each share of Series C Convertible Preferred Stock may, at the option of the Holder thereof, be converted into fully paid and non-assessable shares of Common Stock, as set forth in this Section 6, upon notice (a “Notice of Conversion”) to the Corporation. A Holder shall effect a Conversion by providing the Corporation with a Notice of Conversion that shall specify the number of shares of Series C Convertible Preferred Stock to be converted, the number of shares of Series C Convertible Preferred Stock owned prior to the Conversion at issue, and the date on which such Conversion is to be effected, which date may not be prior to the date such Holder delivers such Notice of Conversion to the Corporation (the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. To effect Conversions, a Holder shall not be required to surrender the certificate(s) representing such shares of Series C Convertible Preferred Stock (if any) to the Corporation unless all of the shares of Series C Convertible Preferred Stock represented thereby are so converted, in which case the Holder shall deliver the certificate representing such shares of Series C Convertible Preferred Stock (if any) promptly following the Conversion Date at issue. The Corporation shall, within five business days following its receipt of a Notice of Conversion (the “Delivery Date”), cause its transfer agent to book the Conversion Shares in the account of such Holder or such Holder’s broker with the Depository Trust Company (“DTC”) through its Deposit/Withdrawal at Custodian (“DWAC”) system.

(b) Conversion Rate. Each share of Series C Convertible Preferred Stock is convertible into the number of shares of Common Stock equal to the Conversion Rate.

(c) Limitations of Conversion. Notwithstanding anything to the contrary contained herein, the number of Conversion Shares that may be acquired by a Holder upon a Conversion shall be limited to the extent necessary to ensure that, following such Conversion, the total number of shares of Common Stock then beneficially owned by such Holder and its affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with such Holder’s for purposes of Section 13(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), does not exceed 4.99% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such Conversion) (the “Beneficial Ownership Limitation”), and such Conversion Shares that may otherwise be acquired by such Holder upon such Conversion (or other issuance) shall be held in abeyance for such Holder until such time, if ever, as its right thereto would not result in such Holder exceeding the Beneficial Ownership Limitation). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. Such Holder, upon not less than 61 days’ prior notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provision of this Section, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon Conversion by such Holder and the provisions of this Section shall continue to apply. Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Corporation. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor Holder.

(d) Stock Splits, etc. If the Corporation, at any time after the Original Issue Date and while at least one share (or any fraction thereof) of Series C Convertible Preferred Stock is outstanding (i) subdivides outstanding shares of Common Stock into a larger number of shares, (ii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iii) issues by reclassification of shares of Common Stock any shares of capital stock of the Corporation, then in each case the Conversion Rate shall be divided by a fraction of which (x) the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and (y) the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 6(d) shall become effective immediately and automatically upon the occurrence of the applicable event described in subsections (i) through (iii) above.

(e) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 6(d) above, if at any time the Corporation grants, issues or sells any Common Stock, Common Stock equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any shares of Common Stock (the “Purchase Rights”), then each Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete Conversion of such Holder’s Series C Convertible Preferred Stock (without regard to any limitations on exercise hereof) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Rights to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

(f) Calculations. All calculations under this Section 6 shall be made to the nearest cent or the nearest 1/100 of a share, as the case may be (and the issuance of such fractional shares is hereby expressly permitted).

(g) Reservation of Shares. The Corporation covenants and agrees that any Conversion Shares issued upon the Conversion of the Series C Convertible Preferred Stock will, upon issuance, be validly issued and outstanding, fully paid and non-assessable, and free from all taxes, liens and charges with respect to the issuance thereof. The Corporation further covenants and agrees that the Corporation will at all times have authorized and reserved (i) a sufficient number of shares of Common Stock to provide for issuance of the Conversion Shares upon the Conversion of the Series C Convertible Preferred Stock (and conversion of any other shares of Preferred Stock) and (ii) a sufficient number of shares of Preferred Stock for purposes of this Certificate of Designation (and any other certificates of designation (any such similar instrument) with respect to any other shares of Preferred Stock).

(h) Payment of Taxes. The Corporation and its paying agent shall be entitled to withhold taxes on all payments on the Series C Convertible Preferred Stock and Conversion Shares to the extent required by law. Prior to the date of any such payment, each Holder shall deliver to the Corporation or its paying agent a duly executed, valid, accurate and properly completed Internal Revenue Service Form W-9 or an appropriate Internal Revenue Service Form W-8, as applicable. The Corporation shall pay any and all documentary, stamp and similar issue or transfer tax due on (i) the issuance of the Series C Convertible Preferred Stock and (ii) the issuance of Conversion Shares; provided, however, in the case of any Conversion of Series C Convertible Preferred Stock, the Corporation shall not be required to pay any tax or duty that may be payable in respect of any transfer involved in the issuance and delivery of Conversion Shares in a name other than that of the Holder of the shares to be converted, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Corporation the amount of any such tax or duty, or has established to the satisfaction of the Corporation that such tax or duty has been paid.

(i) Buy-In. If the Corporation fails, prior to the applicable Delivery Date, to cause its transfer agent to credit the account of such Holder or such Holder’s broker with the DTC through its DWAC, and if after such Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm is required to purchase, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the Conversion relating to such Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder the amount by which (x) such Holder’s total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue (or, if less, the number of shares actually delivered in satisfaction of such sale) multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Series C Convertible Preferred Stock equal to the number of shares of Series C Convertible Preferred Stock submitted for Conversion or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements. For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted Conversion of shares of Series C Convertible Preferred Stock with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon Conversion of the shares of Series C Convertible Preferred Stock as required pursuant to the terms hereof.

(j) Record Date. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or such other securities (ii) to subscribe for or purchase Common Stock, Options, or such other securities, then such record date will be deemed to be the date of the issue or sale of the Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(k) Issuances of Shares of Series C Convertible Preferred Stock. Other than in accordance with the Merger Agreement or Section 6(e), the Corporation shall not grant, issue or sell any shares of Series C Convertible Preferred Stock.

Section 7. Reacquired Shares. Any shares of Series C Convertible Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board, subject to the conditions and restrictions on issuance set forth herein.

Section 8. Adjustments. If the shares of Common Stock shall be changed into a different number of shares by reason of any stock dividend or distribution, reclassification, recapitalization, reorganization, stock split, split-up, combination, exchange, or readjustment of shares or similar transaction, then (a) the number constituting the definition of “Conversion Rate”, shall be appropriately adjusted to reflect such change accordingly based on the adjustments provided for herein, and (b) the ratio contained in Section 6(f) in each case, shall be applied to any resulting fractions of shares of Common Stock.

THIRD: that such determination of the designation, rights, preferences and limitations relating to the Series C Convertible Preferred Stock was duly made by the Board pursuant to the provisions of the Certificate of Incorporation, and in accordance with Section 151 of Title 8 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed to be effective December 11, 2025.

Brag House Holdings, Inc., a Delaware corporation

By:	/s/ Lavell Juan Malloy II
Lavell Juan Malloy II
President and Chief Executive Officer

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